Thoratec® Reports Third Quarter 2014 Results

- Revenue of $105.8 million for the third quarter of 2014

- GAAP net income per diluted share of $0.05, and non-GAAP net income per diluted share of $0.18

- Company adjusts full-year 2014 guidance for revenue to a range of $450 million to $460 million and for net income per diluted share to $0.70 to $0.80 on a GAAP basis and $1.20 to $1.30 on a non-GAAP basis

PLEASANTON, Calif., Nov. 5, 2014 /PRNewswire/ -- Thoratec Corporation (NASDAQ: THOR), a world leader in device-based mechanical circulatory support therapies to save, support and restore failing hearts, today reported its financial results for the third quarter of 2014.

"While recent market growth has fallen short of our longer-term expectations, I am highly optimistic with respect to the opportunity ahead," said D. Keith Grossman, President and Chief Executive Officer. "Our market remains large and underpenetrated, our technologies deliver dramatic benefits to patients, and we are developing breakthrough technologies to continue advancing the field of mechanical circulatory support," he added.

For the quarter ended September 27, 2014, Thoratec reported revenues of $105.8 million, a 16 percent decrease compared to revenues of $126.4 million in the third quarter of 2013. Net income on a GAAP basis was $2.9 million, or $0.05 per diluted share, compared with GAAP net income of $18.9 million, or $0.32 per diluted share, in the same period a year ago. Non-GAAP net income, which is described later in this press release, was $10.2 million, or $0.18 per diluted share, compared with non-GAAP net income of $28.5 million, or $0.49 per diluted share, in the same period a year ago.

For the first nine months of fiscal 2014, revenues were $349.6 million, a decrease of seven percent compared to revenues of $374.6 million in the same period a year ago. Net income on a GAAP basis was $38.5 million, or $0.67 per diluted share, compared with GAAP net income of $60.3 million, or $1.03 per diluted share, in the same period a year ago. Non-GAAP net income was $58.2 million, or $1.02 per diluted share, compared with non-GAAP net income of $82.8 million, or $1.42 per diluted share, in the same period a year ago.

"Our new product pipeline is rapidly emerging and increasingly exciting, and we have begun work on improved execution that will aggressively address current challenges. However, 2015 may be something of a transition year for the company as we seek to ultimately reaccelerate market growth," Grossman commented. "In total, I could not be more excited to rejoin Thoratec as CEO at this crucial time."

Third Quarter and First Nine Months of 2014 Financial Results

Thoratec reported revenues of $105.8 million in the third quarter of 2014, a decrease of 16 percent compared to the same quarter last year. The HeartMate product line contributed $91.6 million, a decrease of 19 percent, while the CentriMag product line contributed $11.3 million, an increase of nine percent.

For the first nine months of 2014, Thoratec reported revenues of $349.6 million, a decrease of seven percent compared to the same period last year. The HeartMate product line contributed $303.6 million to revenues, while the CentriMag product line contributed $37.4 million.

GAAP gross margin in the third quarter of 2014 was 59.7 percent compared to 67.6 percent in the same quarter last year. Non-GAAP gross margin, described later in this press release, was 61.4 percent compared to 69.4 percent in the same quarter last year. The decrease in GAAP and non-GAAP gross margin was due primarily to warranty-related expense associated with the HeartMate II Pocket Controller. During the third quarter, in conjunction with the introduction of a new version of the Pocket Controller, the company decided to make this new version available to customers as a replacement for previously purchased versions. As such, the company accrued incremental expense for this activity, based on the number of units that we estimate will be exchanged, of approximately $10.7 million.

GAAP operating expenses in the third quarter of 2014 were $61.1 million compared to $63.1 million in the same quarter last year. The decrease in GAAP operating expenses was due primarily to lower expense in 2014 related to the remeasurement of contingent consideration, partially offset by increased personnel costs. Non-GAAP operating expenses, described later in this press release, were $52.5 million compared to $51.5 million in the same quarter last year. The increase in non-GAAP operating expenses was primarily due to increased personnel costs.

The company's GAAP effective tax rate in the third quarter of 2014 was (194.4) percent versus 17.5 percent a year ago. The non-GAAP tax rate, which is described later in this press release, was 19.1 percent versus 22.8 percent in the same period last year. The decrease in GAAP effective tax rate was primarily attributable to a reduction in our pre-tax income and a change in the deductibility of executive compensation.

Cash and investments were $252.9 million as of September 27, 2014, compared to $295.5 million as of June 28, 2014, and $310.0 million as of December 28, 2013. During the third quarter, the company used $30.0 million in cash to fund accelerated share repurchase activity and approximately $35.0 million for the acquisition of Apica Cardiovascular Limited.

GUIDANCE

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. For a more detailed discussion of forward-looking statements, please see the additional information below.

The company is adjusting fiscal 2014 guidance for revenues to a range of $450 million to $460 million and for net income per diluted share to a range of $0.70 to $0.80 on a GAAP basis and $1.20 to $1.30 on a non-GAAP basis. Gross margin is expected to be 66.8 percent to 67.3 percent on a GAAP basis and 68.5 percent to 69.0 percent on a non-GAAP basis. We expect the effective tax rate to be 26.5 percent to 27.5 percent on a GAAP basis and 29 percent to 30 percent on a non-GAAP basis.

CONFERENCE CALL/WEBCAST INFORMATION

Thoratec will hold a conference call to discuss its financial results and operating activities for all interested parties at 1:30 p.m., Pacific Standard Time (4:30 p.m., Eastern Standard Time), today. The teleconference can be accessed by calling (719) 325-2445, passcode 6219511. Please dial in 10-15 minutes prior to the beginning of the call. The webcast will be available via the Internet at http://www.thoratec.com. A replay of the conference call will be available through Wednesday, November 12, via http://www.thoratec.com or by telephone at (719) 457-0820, passcode 6219511.

GAAP TO NON-GAAP RECONCILIATION

Thoratec management evaluates and makes operating decisions using various measures. These measures are generally based on revenues generated by the company's products and certain costs of producing those revenues, such as costs of product sales, research and development and selling, general and administrative expenses. We use the following measures, which are not calculated in accordance with Generally Accepted Accounting Principles ("GAAP"): non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income and expense, non-GAAP tax rate and expense, non-GAAP net income, and non-GAAP net income per diluted share. These are non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. These non-GAAP financial measures are calculated by excluding certain GAAP financial items that we believe have less significance to the day-to-day operation of our business. The company has outlined below the type and scope of these exclusions and the limitations on the use of the non-GAAP financial measures as a result of these exclusions.

Management uses these non-GAAP financial measures for financial and operational decision making, including in the determination of employee annual cash incentive compensation, as a means to evaluate period-to-period comparisons, as well as comparisons to our competitors' operating results. Management also uses this information internally for forecasting and budgeting, as it believes that the measures are indicative of Thoratec's core operating results. Management also believes that non-GAAP financial measures provide useful supplemental information to management and investors regarding the performance of the company's business operations, provide a greater transparency with respect to key metrics used by management in its decision making, facilitate comparisons of results for current periods and guidance for future periods with our historical operating results, and assist in analyzing future trends.

Non-GAAP net income consists of GAAP net income, excluding, as applicable, the tax-effected impact of share-based compensation expense, the amortization of purchased intangible assets, acquisition-related contingent consideration adjustments including foreign currency re-measurement, and acquisition-related transaction costs.

Non-GAAP net income per diluted share is defined as non-GAAP net income divided by the weighted average number of shares on a fully-diluted basis.

Non-GAAP gross profit and gross margin consist of GAAP gross profit and gross margin excluding share-based compensation expense and the amortization of purchased intangible assets.

Non-GAAP operating expenses consist of GAAP operating expenses excluding share-based compensation expense, the amortization of purchased intangible assets, acquisition-related contingent consideration adjustments, and acquisition-related transaction costs.

Non-GAAP other income and expense consists of GAAP other income and expenses excluding the impact of foreign currency re-measurement related to contingent consideration.

Non-GAAP tax expense consists of the GAAP tax expense adjusted for the tax effect of the adjustments from GAAP net income to non-GAAP net income.

Management believes that it is useful in measuring Thoratec's operations to exclude the amortization of purchased intangible assets. These costs are primarily fixed at the time of an acquisition and, unlike other fixed costs that result from ordinary operations, are the result of infrequent and irregular events.

Because of varying valuation methodologies, subjective assumptions and the variety of award types that companies can use, Thoratec management believes that providing non-GAAP financial measures that exclude share-based compensation allows investors to compare Thoratec's recurring core business operating results to those of other companies and over multiple periods. The exclusion also enhances investors' ability to review Thoratec's business from the same perspective as Thoratec management, which believes that share-based compensation expense is not directly attributable to the underlying performance of the company's business operations.

Thoratec management has excluded acquisition-related contingent consideration adjustments, including foreign currency re-measurement, and acquisition-related transaction costs from GAAP results to allow investors to compare Thoratec's recurring core business operating results to those of other companies and over multiple periods.

There are a number of limitations related to the use of non-GAAP financial measures. First, non-GAAP financial measures exclude some costs, namely share-based compensation, that are recurring expenses. Second, share-based compensation is part of an employee's compensation package and as such may be useful for investors to consider. Third, the components of costs that we exclude in our non-GAAP financial measures may differ from components that our peer companies exclude when they report their results from operations.

Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP. However, these measures may provide additional insight into Thoratec's financial results. Investors and potential investors are strongly encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results and not to rely on any single financial measure to evaluate our business.

The reconciliations of the forward looking non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables below include all information reasonably available to Thoratec at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of business, goodwill and other asset impairments and sales of marketable equity securities.

The following table includes the GAAP condensed consolidated balance sheets as of September 27, 2014 and December 28, 2013:

THORATEC CORPORATION
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	September 27, 2014	December 28, 2013
ASSETS
Current assets:
Cash and cash equivalents	$ 123,684	$ 139,099
Short-term available-for-sale investments	124,880	166,691
Receivables, net of allowances of $1,569 in 2014 and $2,163 in 2013	62,468	71,418
Inventories	71,541	60,293
Deferred tax assets	15,257	15,161
Income tax receivable	15,975	5,733
Prepaid expenses and other assets	9,922	7,272
Total current assets	423,727	465,667
Property, plant and equipment, net	54,943	55,163
Goodwill	231,465	205,764
Purchased intangible assets, net	60,434	36,403
Long-term available-for-sale investments	4,358	4,234
Other long-term assets	25,687	24,476
Total Assets	$ 800,614	$ 791,707
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 15,948	$ 17,599
Accrued compensation	20,491	22,759
Warranty and related accrual	18,952	9,899
Contingent liabilities, current portion	17,040	6,962
Other accrued liabilities	15,722	17,102
Total current liabilities	88,153	74,321
Long-term deferred tax liability	4,054	2,224
Other long-term liabilities	12,006	12,105
Contingent liabilities, non-current portion	44,079	36,384
Total Liabilities	148,292	125,034
Shareholders' equity:
Common shares: no par, authorized 100,000; issued and outstanding 55,133 in 2014 and 56,904 in 2013	-	-
Additional paid-in-capital	617,968	621,589
Retained earnings	51,432	57,587
Accumulated other comprehensive loss	(17,078)	(12,503)
Total Shareholders' Equity	652,322	666,673
Total Liabilities and Shareholders' Equity	$ 800,614	$ 791,707

The following table includes the GAAP Condensed Consolidated Statements of Operations for the three and nine month periods ending September 27, 2014 and September 28, 2013:

THORATEC CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Product sales	$ 105,839	$ 126,444	$ 349,599	$ 374,648
Cost of product sales	42,627	40,958	116,960	117,031
Gross profit	63,212	85,486	232,639	257,617
Operating expenses:
Selling, general and administrative	35,004	37,679	105,982	107,348
Research and development	26,097	25,469	72,484	71,488
Total operating expenses	61,101	63,148	178,466	178,836
Income from operations	2,111	22,338	54,173	78,781
Other income and (expense):
Interest expense	(22)	-	(24)	(4)
Interest income and other	(1,105)	569	(299)	1,899
Income before income taxes	984	22,907	53,850	80,676
Income tax (expense) benefit	1,913	(4,003)	(15,301)	(20,413)
Net income	$ 2,897	$ 18,904	$ 38,549	$ 60,263

Net income per share- Basic:	$ 0.05	$ 0.33	$ 0.68	$ 1.05

Net income per share- Diluted:	$ 0.05	$ 0.32	$ 0.67	$ 1.03

Shares used to compute net income per share:
Basic	55,733	57,427	56,430	57,447
Diluted	56,111	58,234	57,119	58,400

The following table presents our quarterly revenues by source for the first, second and third quarter of fiscal 2014 and for the full year of fiscal 2013:

THORATEC CORPORATION
Quarterly Revenue Analysis
(Unaudited)
(in millions)

	Three Months Ended
	September 27, 2014	June 28, 2014	March 29, 2014	December 28, 2013	September 28, 2013	June 29, 2013	March 30, 2013

Total
HeartMate	$ 91.6	$ 102.0	$ 110.0	$ 113.0	$ 112.8	$ 115.7	$ 102.9
CentriMag (1)	11.3	13.1	13.0	11.0	10.4	11.5	10.4
PVAD & IVAD	2.4	2.5	2.3	3.4	2.6	2.7	3.8
Other	0.5	0.5	0.4	0.8	0.6	0.6	0.6
Total	$ 105.8	$ 118.1	$ 125.7	$ 128.2	$ 126.4	$ 130.5	$ 117.7

Revenue by Category
Pump	$ 74.2	$ 81.6	$ 89.3	$ 90.4	$ 87.1	$ 93.5	$ 84.3
Non-Pump	31.1	36.0	36.0	37.0	38.7	36.4	32.8
Other	0.5	0.5	0.4	0.8	0.6	0.6	0.6
Total	$ 105.8	$ 118.1	$ 125.7	$ 128.2	$ 126.4	$ 130.5	$ 117.7

Revenue by Geography
United States	$ 85.7	$ 94.2	$ 95.6	$ 99.8	$ 99.6	$ 98.8	$ 92.3
International	20.1	23.9	30.1	28.4	26.8	31.7	25.4
Total	$ 105.8	$ 118.1	$ 125.7	$ 128.2	$ 126.4	$ 130.5	$ 117.7

(1) CentriMag includes PediMag/PediVAS® sales

The following table presents our quarterly HeartMate pump units by geography for the first, second and third quarter of fiscal 2014 and for the full year of fiscal 2013:

THORATEC CORPORATION
Quarterly HeartMate Pump Units (1)
(Unaudited)

	Three months ended
Units by Geography	September 27, 2014	June 28, 2014	March 29, 2014	December 28, 2013	September 28, 2013	June 29, 2013	March 30, 2013
United States	612	670	701	733	713	748	689
International	213	191	263	240	241	277	205
Total (1)	825	861	964	973	954	1,025	894

(1) Includes implanted units only for HeartMate III prior to regulatory approvals

The following table reconciles the specific items excluded from GAAP net income in the calculation of non-GAAP net income and diluted net income per share for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Net Income
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
Net income reconciliation	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Net income on a GAAP basis	$ 2,897	$ 18,904	$ 38,549	$ 60,263
Share-based compensation expense:
- Cost of product sales	529	586	1,906	1,773
- Selling, general and administrative	4,486	4,373	13,305	12,681
- Research and development	1,957	1,895	6,375	5,773
Amortization of purchased intangibles:
- Cost of product sales	1,199	1,721	3,227	5,138
- Selling, general and administrative	596	741	2,122	2,241
- Research and development	132	132	396	295
Acquisition-related contingent consideration adjustments:
- Selling, general and administrative	45	3,847	757	3,847
- Research and development	426	67	(1,722)	67
Acquisition-related transaction costs	911	621	2,182	1,965
Foreign currency remeasurement of contingent consideration	1,298		1,298
Income tax effect of non-GAAP adjustments	(4,315)	(4,412)	(10,154)	(11,241)
Net income on a non-GAAP basis	$ 10,161	$ 28,475	$ 58,241	$ 82,802

	Three Months Ended		Nine Months Ended
Diluted net income per share reconciliation	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Diluted net income per share on a GAAP basis	$ 0.05	$ 0.32	$ 0.67	$ 1.03
Share-based compensation expense:
- Cost of product sales	0.01	0.01	0.03	0.03
- Selling, general and administrative	0.08	0.08	0.23	0.22
- Research and development	0.04	0.03	0.11	0.10
Amortization of purchased intangibles:
- Cost of product sales	0.02	0.03	0.06	0.09
- Selling, general and administrative	0.01	0.01	0.04	0.04
- Research and development	0.00	0.00	0.01	0.00
Acquisition-related contingent consideration adjustments:
- Selling, general and administrative	0.00	0.07	0.01	0.07
- Research and development	0.01	0.00	(0.03)	0.00
Acquisition-related transaction costs	0.02	0.01	0.04	0.03
Foreign currency remeasurement of contingent consideration	0.02		0.02
Income tax effect of non-GAAP adjustments	(0.08)	(0.07)	(0.17)	(0.19)
Diluted net income per share on a non-GAAP basis	$ 0.18	$ 0.49	$ 1.02	$ 1.42

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Shares used to compute diluted net income per share reconciliation

Shares used in calculation of diluted net income per share -- GAAP and non-GAAP	56,111	58,234	57,119	58,400

The following table reconciles the specific items excluded from GAAP gross profit and gross margin in the calculation of non-GAAP gross profit and gross margin for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Gross Profit
(Unaudited)
(in thousands)

	Three Months Ended				Nine Months Ended
	September 27, 2014		September 28, 2013		September 27, 2014		September 28, 2013

Gross profit on a GAAP basis	$ 63,212	59.7%	$ 85,486	67.6%	$ 232,639	66.5%	$ 257,617	68.8%
Share-based compensation expense	529		586		1,906		1,773
Amortization of intangibles	1,199		1,721		3,227		5,138
Gross profit on a non-GAAP basis	$ 64,940	61.4%	$ 87,793	69.4%	$ 237,772	68.0%	$ 264,528	70.6%

The following table reconciles the specific items excluded from GAAP operating expenses in the calculation of non-GAAP operating expenses for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Operating expenses on a GAAP basis	$ 61,101	$ 63,148	$ 178,466	$ 178,836
Share-based compensation expense:
- Selling, general and administrative	(4,486)	(4,373)	(13,305)	(12,681)
- Research and development	(1,957)	(1,895)	(6,375)	(5,773)
Amortization of purchased intangibles:
- Selling, general and administrative	(596)	(741)	(2,122)	(2,241)
- Research and development	(132)	(132)	(396)	(295)
Acquisition-related contingent consideration adjustments:
- Selling, general and administrative	(45)	(3,847)	(757)	(3,847)
- Research and development	(426)	(67)	1,722	(67)
Acquisition-related transaction costs	(911)	(621)	(2,182)	(1,965)
Operating expenses on a non-GAAP basis	$ 52,548	$ 51,472	$ 155,051	$ 151,967

The following table reconciles the specific items excluded from GAAP other income and expense in the calculation of non-GAAP other income and expense for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Other Income and Expense
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Other income (expense) on a GAAP basis	$ (1,127)	$ 569	$ (323)	$ 1,895
Foreign currency remeasurement of contingent consideration	1,298	-	1,298	-
Other income on a non-GAAP basis	$ 171	$ 569	$ 975	$ 1,895

The following table reconciles the GAAP tax expense adjusted for the tax effect of the adjustments from GAAP net income to non-GAAP net income:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Tax Expense
(Unaudited)
(in thousands)

	Three Months Ended				Nine Months Ended
	September 27, 2014		September 28, 2013		September 27, 2014		September 28, 2013

Tax expense (benefit) on a GAAP basis	$ (1,913)	-194.4%	$ 4,003	17.5%	$ 15,301	28.4%	$ 20,413	25.3%
Share-based compensation expense and other	3,303		3,049		8,531		7,577
Amortization of purchased intangibles	637		915		1,935		2,701
Acquisition-related contingent consideration adjustments	133		209		(1,043)		209
Acquisition-related transaction costs	(31)		239		458		754
Foreign currency translation	273				273
Tax expense (benefit) on a non-GAAP basis	$ 2,402	19.1%	$ 8,415	22.8%	$ 25,455	30.4%	$ 31,654	27.7%

The following table reconciles the guidance on a GAAP basis and non-GAAP basis for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Forward-Looking Guidance
(Unaudited)
(in thousands, except for per share data)

Gross Margin	For the Fiscal Year Ended 2014
	Low	High
Gross margin on a GAAP basis	66.8%	67.3%
Amortization of purchased intangibles	1.0%	1.0%
Shared-based compensation expense	0.7%	0.7%
Gross margin on a non-GAAP basis	68.5%	69.0%

Net income per diluted share reconciliation	For the Fiscal Year Ended 2014
	From	To

Net income per diluted share on a GAAP basis	$ 0.70	$ 0.80
Acquisition-related transaction costs	0.03	0.03
Share-based compensation expense	0.39	0.39
Amortization of purchased intangibles	0.09	0.09
Foreign currency remeasurement of contingent consideration	0.03	0.03
Tax rate effect on non-GAAP earnings	(0.04)	(0.04)
Net income per diluted share on a non-GAAP basis	$ 1.20	$ 1.30

About Thoratec

Thoratec is a world leader in therapies to address advanced-stage heart failure. The company's products include the HeartMate II® LVAS (Left Ventricular Assist Systems) and Thoratec® VAD (Ventricular Assist Device) with more than 20,000 devices implanted in patients suffering from heart failure. Thoratec also manufactures the CentriMag® and PediMag®/PediVAS® product lines. Thoratec is headquartered in Pleasanton, California. For more information, visit the company's website at http://www.thoratec.com.

Thoratec, the Thoratec logo, HeartMate and HeartMate II are registered trademarks of Thoratec Corporation and HeartMate III, HeartMate PHP, PVAD, IVAD and Pocket Controller are trademarks of Thoratec Corporation. CentriMag and PediMag are registered trademarks of Thoratec LLC, and PediVAS is a registered trademark of Thoratec Switzerland GmbH.

Many of the preceding paragraphs, particularly but not exclusively those addressing guidance for fiscal 2014 financial results or future performance contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, "believes," "views," "expects," "anticipates, " "plans," "likely," "should," "could," "will," "estimates," and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec's control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to regulatory approvals, the development of new products, including development and clinical trial timing, and new markets including Destination Therapy, the growth of existing markets for our products, customer and physician acceptance of Thoratec products, changes in the mix of existing markets for our products and related gross margin for such product sales, the ability to improve financial performance, the effects of FDA regulatory requirements, our ability to address quality issues adequately and on a timely basis without a resulting recall of products or interruption of manufacturing or shipment of products, the effects of healthcare reimbursement and coverage policies, the effects of seasonality on Thoratec product sales, the effects of competition and the effects of any merger, acquisition and divestiture related activities. Forward-looking statements contained in this press release should be considered in light these factors and those factors discussed from time to time in Thoratec's public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, "Risk Factors," in Thoratec's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

CONTACT: Neil Meyer, Senior Director of Treasury and Investor Relations, Thoratec Corporation, (925) 738-0029